Exhibit 99.1

Silver Spike Investment Corp. Co-Leads up to $170 million Senior Secured Term Loan to Shryne Group Inc.

NEW YORK, NY, June 2, 2022 (GLOBENEWSWIRE) – Silver Spike Investment Corp. (NASDAQ: SSIC) (“Silver Spike”) today announced it has co-led a senior secured term loan of up to $170 million to Shryne Group Inc. (“Shryne”). Shryne cultivates, manufactures, distributes and retails branded cannabis products at scale, and owns and operates award-winning brands, including Stiiizy, the #1 brand in California and the #3 brand nationally, according to BDS Analytics.

“We are excited to support Shryne’s growth plans and strategic vision of bringing high quality and innovative products to cannabis consumers across multiple states,” said Frank Kotsen, Silver Spike Capital’s Head of Credit. "This substantial financial commitment from Silver Spike and other syndicate members, among the largest ever debt facilities provided to a private cannabis company, exemplifies our firm’s ability to provide customized financing solutions to support leaders in the cannabis sector, such as Shryne.”

“Shryne’s success to date is the result of world-class operational leadership with combined decades of experience in cannabis cultivation, production, branding and retail”, said Jon Avidor, Chief Executive Officer of Shryne. “It has certainly been a pleasure to work with the seasoned professionals at Silver Spike to strengthen Shryne’s capital position while we continue to execute on the company’s core mission of producing high quality cannabis products and remaining true to authentic cannabis culture.”

About Silver Spike Investment Corp.

Silver Spike Investment Corp. (“SSIC”) is a specialty finance company formed to invest across the cannabis ecosystem through investments in the form of direct loans to cannabis companies. SSIC has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. SSIC is managed by Silver Spike Capital, LLC, an investment manager focused on the cannabis and alternative health and wellness industries.

Forward-Looking Statements

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about SSIC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond SSIC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in SSIC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which SSIC makes them. SSIC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts

Investors:
Bill Healy

Bill@silverspikecap.com

212-905-4933

Media:
Alan Oshiki and Sydney Gever

Abernathy MacGregor
Silverspikecapital@abmac.com
212-371-5999